                                                                   Exhibit 10.60

                          CWM MORTGAGE HOLDINGS, INC.
                             INTEROFFICE MEMORANDUM


Date:    December 6, 1994


To:      Kellie Johnson


From:    Mike Perry

________________________________________________________________

Subject:  Promotion and Compensation Plan
________________________________________________________________

Kellie, congratulations on your promotion to Senior Vice President and Director of Sales and Marketing for CWM, and Executive Vice President of CWM's three principal subsidiaries: Independent National Mortgage Corporation (INMC), Warehouse Lending Corporation of America (WLCA), and Construction Lending Corporation of America (CLCA). This promotion is well-deserved given your hard work and outstanding sales and marketing efforts on behalf of INMC.

The following is the compensation plan for your new position:

BASE SALARY:  $180,000 per annum (effective November 1, 1994)


1994 BONUS PROGRAM

You will be eligible for a 1994 bonus based upon your new position of up to $35,000 based upon the following factors:

1. Successful implementation of the "barrel" or "no territories" approach to administering CWM's production personnel. Make sure our key customers remain extremely happy during our transition to this new approach. Cross-train all personnel on all products ASAP. Gain the confidence and respect of all National Account Managers and WLCA and CLCA personnel.

2. The master commitment process must be thoroughly reorganized to my specifications - - from commitment format to coordinating weekly master commitment meetings.

3. Develop a strong sales and market effort (subject to my review) to implement serviced-released product and target mortgage brokers.

4. Develop an effective group of marketing brochures for all products and types of customers.

5. Work effectively and productively with all CWM managers especially the heads of WLCA and CLCA.


1995 BONUS PROGRAM

PRODUCTION BONUS:

You will be eligible for an INMC production related bonus up to $100,000 per annum to be determined as follows:

(((INMC's annual purchase volume excluding the construction and model home products) multiplied by (100% minus the % of annual purchase volume from INMC's top 10 accounts)) multiplied by (.10% divided by average price break in yield of annual fundings)) multiplied by (7/10th's of 1 basis point (.00007)).

You will be eligible for a WLCA production related bonus up to $40,000 per annum to be determined as follows:

(((Annual average outstandings for WLCA's traditional lines of credit) minus ($60 million)) multiplied by (6.5 basis points (.00065))) plus (((Annual average outstandings for WLCA's other lending products) minus ($10 million)) multiplied by (3.0 basis points (.0003))).

You will be eligible for a CLCA production related bonus up to $40,000 per annum to be determined as follows:

((The combined total of the construction to permanent, tract construction and model home loan annual purchase volume based on commitment amount excluding loans obtained from sources other than your sales and marketing force) minus ($120 million)) multiplied by (2 basis points (.0002)).

CORPORATE BONUS:

If you are rated excellent on developing and implementing controls, and policies and procedures and you are timely and innovative in developing and implementing new product and marketing strategies you will be eligible for an additional bonus of $10,000 per annum.


                                 Exhibit 10.60

STOCK OPTIONS:

An initial grant of 10,000 shares will be made at the December, 1994, CWM Board meeting. Future annual grants will be made as appropriate. All grants are subject to approval by CWM's board.



This plan is subject to change or amendment at anytime by CWM and is not to be construed as a contract of employment. All bonuses will be paid on an annual basis after CWM's annual external audit has been completed.

Kellie, I am very excited for you and the Company about your well-deserved promotion, and I am confident that you will bring the same work ethic and "can-do" attitude to it that you brought to your previous position. However, success in your previous position will not automatically translate into success in your new position. You are now a senior manager and no longer just a salesperson. The challenges and rewards will be great, but you will need to rise to the occasion and give everything you have to succeed. I will be there to help. Please keep me well informed of your ideas and activities. Good luck!










                                 Exhibit 10.60